                                                                  Exhibit 11.1


                             PITT-DES MOINES, INC.



                       Computation of Earnings Per Share
                                  (Unaudited)


                                              For the three months ended
                                                      June 30,
                                   -------------------------------------------------
                                          1994                          1993
                                   --------------------        ---------------------
PER SHARE AMOUNTS

  Net income (loss) reported                    $   .96                     $  (.47)
                                                =======                     ========


PRIMARY EARNINGS PER SHARE

  Average shares outstanding      2,323,978                    2,323,978
  Dilutive options                        -                            -
                                  ---------                    ---------
                                  2,323,978                    2,323,978
                                  =========                    =========

      Net income (loss) per share               $   .96                     $  (.47)
                                                =======                     ========

FULLY DILUTED EARNINGS PER SHARE

  Average shares outstanding      2,323,978                    2,323,978
  Dilutive options                        -                            -
                                  ---------                    ---------
                                  2,323,978                    2,323,978
                                  =========                    =========

      Net income (loss) per share               $   .96                     $  (.47)
                                                =======                     ========


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